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                                                                    EXHIBIT 4.4

                               COASTAL BHC, INC.

                       OUTSIDE DIRECTOR STOCK OPTION PLAN

                                   SECTION 1.

                                    PURPOSE

         1.1 The purpose of the COASTAL BHC, INC. OUTSIDE DIRECTOR STOCK OPTION PLAN (the "Outside Director Plan") is to foster and promote the long-term financial success of the Company and materially increase shareholder value by enabling the Company to attract and retain the services of outstanding outside directors whose judgment, interest, and special effort is essential to the successful conduct of its operations.

                                   SECTION 2.

                                  DEFINITIONS

         2.1. DEFINITIONS. Whenever used herein, the following terms shall have the respective meanings set forth below:

         (a)      "Act" means the Securities Exchange Act of 1934, as amended.

         (b) "Annual Award" means an Option for 3,000 shares of Stock for each Outside Director of the Company plus an additional 1,000 shares of Stock for each Outside Director who is also a member of the Bank's Executive Committee, if established, Asset-Liability Management Committee, Audit Compliance and CRA Committee, Compensation Committee or Loan Committee. In no case shall the annual award exceed 4,000 shares per annum for any person.

         (c) "Bank" means the COASTAL COMMUNITY BANK, a Florida banking corporation wholly owned by the Company.

         (d) "Board" means the Board of Directors of the Company.

         (e) "Company" means COASTAL BHC, INC., a Florida corporation, and any successor thereto.

         (f) "Disability" means total disability, which if the Outside Director were an employee of the Company, would be treated as a total disability under the terms of the Company's long-term disability plan for employees, as in effect from time to time.

         (g) "Fair Market Value" means the closing "asked" price of the shares of the Stock in the over-the-counter market on the day on which such value is to be determined


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or, if the "asked" price is not available, the last sales price on such day or, if not traded, the next preceding day when traded or reported by any national quotation service.

         (h) "Option" means the right to purchase Stock at a stated price for a specified period of time. The term Option shall mean the grant of Annual Awards.

         (i) "Outside Director" means any member of the Board who is not an employee of the Company or any of its subsidiaries.

         (j) "Stock" means the common stock of the Company, par value $0.01 per share.

         2.2. GENDER AND NUMBER. Except when otherwise indicated by the context, words in the masculine gender used in the Outside Director Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                                   SECTION 3.

                         ELIGIBILITY AND PARTICIPATION

         Each Outside Director may participate in the Outside Director Plan.

                                   SECTION 4.

                     STOCK SUBJECT TO OUTSIDE DIRECTOR PLAN

         4.1. NUMBER. The total number of shares of Stock subject to Options granted under the Outside Director Plan may not exceed 150,000 shares, subject to adjustment pursuant to Section 4.3. The shares to be delivered under the Outside Director Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.

         4.2. CANCELED, TERMINATED, OR FORFEITED AWARDS. Any shares of Stock subject to an Option which for any reason is canceled or terminated without the issuance of any Stock may again be subjected to an Option under the Outside Director Plan.

         4.3. ADJUSTMENT IN CAPITALIZATION. In the event of any stock dividend or stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available for issuance hereunder or subject to Options and the respective exercise prices of outstanding Options may be appropriately adjusted by the Board, whose

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determination shall be conclusive; provided, however, that any fractional shares resulting from any such adjustment shall be disregarded.

                                   SECTION 5.

                                 STOCK OPTIONS

         5.1      GRANT OF OPTIONS.

         (a) ANNUAL AWARDS. During each calendar year during the term of the outside Director Plan, each Outside Director shall be granted an Annual Award on the later to occur of the first business day following the annual meeting of the Company's stockholders held subsequent to the opening of the Bank or December ___.

         (b) OPTION AGREEMENT. Each Option shall be evidenced by an Option agreement that shall specify the exercise price, the term of the Option, and the number of shares of Stock to which the Option pertains.

         5.2. OPTION PRICE. Options granted pursuant to Section 5.1(a) as an Annual Award shall have an exercise price equal to the Fair Market Value of a share of Stock on the date the Option is granted, multiplied by the number of shares of Stock the Option holder elects to acquire pursuant to the Option.

         5.3. EXERCISE OF OPTIONS. Options awarded under the Outside Director Plan shall be fully and immediately exercisable in whole or in part. Each Option shall be exercisable for ten (10) years after the date on which it is granted.

         5.4. PAYMENT. Options may be exercised by written notice of exercise accompanied by payment in full of the Option price in cash or cash equivalents, including by personal check, or with a partial or full payment in Stock already owned by the Outside Director, valued at Fair Market Value on the date of exercise. As soon as practicable after receipt of such written exercise notice and full payment of the Option price, the Company shall deliver to the Outside Director a certificate or certificates representing the acquired shares of Stock.

                                   SECTION 6.

                      TERMINATION OF DUTIES AS A DIRECTOR

         6.1 TERMINATION OF DUTIES DUE TO RETIREMENT. In the event an Outside Director's membership on the Board ceases on or after he has attained age seventy (70), any Options then held by such Outside Director may be exercised at any time prior to



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the expiration of the term of the Options within three (3) years following his cessation of Board membership, whichever period is shorter.

         6.2. TERMINATION OF DUTIES DUE TO DEATH OR DISABILITY. In the event an Outside Director's membership on the Board ceases by reason of his death or Disability, any Options then held by such Outside Director may be exercised by the Outside Director or his legal representative at any time prior to the expiration date of the terms of the Options or within one (1) year following his cessation of Board membership, whichever period is shorter.

         6.3. TERMINATION OF DUTIES FOR ANY OTHER REASON. In the event an Outside Director's membership on the Board ceases for any reason other than one described in Section 6.1 or 6.2, any Options then held by such Outside Director shall be canceled within thirty (30) days following his cessation of Board membership.

         6.4. SERVICES AS AN EMPLOYEE. If an Outside Director becomes an employee of the Company or any of its subsidiaries, the Outside Director shall be treated as continuing in service for purposes of this Outside Director Plan, but shall not be eligible to receive future grants while an employee. If the Outside Director's services as an employee terminate without his again becoming an Outside Director, the provisions of this Section 6 shall apply as though such termination of employment were the termination of the Outside Director's membership on the Board.

                                   SECTION 7.

                    AMENDMENT, MODIFICATION, AND TERMINATION
                            OF OUTSIDE DIRECTOR PLAN

         The Board at any time may terminate or suspend the Outside Director Plan, and from time to time may amend or modify the Outside Director Plan, but any amendment that materially increases the benefits to be provided to Outside Directors shall be subject to approval by the Company's stockholders. No amendment, modification, or termination of the Outside Director Plan shall in any manner adversely affect any Option theretofore granted under the Outside Director Plan, without the consent of the Outside Director.

                                   SECTION 8.

                            MISCELLANEOUS PROVISIONS

         8.1 NONTRANSFERABILITY OF AWARDS. No Options may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to Options granted to an Outside Director shall be exercisable during his lifetime only by him.

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         8.2 BENEFICIARY DESIGNATION. Each Outside Director may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any Option granted under the Outside Director Plan is to be exercised in case of his death. Each designation will revoke all prior designations by such Outside Director and will be effective only when filed by the Outside Director in writing with the Secretary of the Company during his lifetime. In the absence of any such designation, Options outstanding at the time of an Outside Director's death shall be exercised by the outside Director's surviving spouse, if any, or otherwise by his estate.

         8.3 NO GUARANTEE OF MEMBERSHIP. Nothing in the Outside Director Plan shall confer upon an Outside Director the right to remain a member of the Board.

         8.4 REQUIREMENTS OF LAW. The Outside Director Plan, the granting of Options and the issuance of shares of Stock upon the exercise of Options shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (a) the listing of such shares on any stock exchange on which the Stock may then be listed; (b) the completion of any registration or qualification of such shares under any Federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable; and (c) payment of the required withholding taxes by the holder of the Option. No holder of any Option shall have any right to require the Company to register or qualify any shares of Stock subject to any option under any state or Federal law, rule or regulation.

         8.5. ADMINISTRATION. The outside Director Plan shall, to the maximum extent possible, be self-effectuating. Any determinations necessary or advisable for the administration and interpretation of the Outside Director Plan in order to carry out its provisions and purposes shall be made by the Board of Directors of the Company or by a duly authorized Committee thereof which shall not include any Outside Director or an administrator duly appointed by the Board of Directors which administrator shall not be an outside Director.

         8.6. TERM OF OUTSIDE DIRECTOR PLAN. The outside Director Plan shall be effective upon its adoption by the Board, subject to approval by the Company's stockholders at their next annual meeting. The Outside Director Plan shall continue in effect, unless sooner terminated pursuant to Section 7, until the tenth anniversary of the date on which it is adopted by the Board.

         8.7. GOVERNING LAW. The Outside Director Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida.



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                               COASTAL BHC, INC.

                      OUTSIDE DIRECTORS STOCK OPTION PLAN


TO: Grantees of Options to Outside Directors

GRANT DATE:       December __, 1998

         Coastal BHC, Inc. has made grants of options to purchase the Common Stock of Coastal BHC, Inc. pursuant to its Outside Directors Stock Option Plan to members of the Board of Directors who are not employees of the Company. Due to the fact that outside directors are not employees of the Company, it is NOT intended that the grant of these options will allow the same favorable income tax treatment as would Incentive Stock Options.

         It is the Company's intention that these options be granted to purchase Common Stock of the Company at an exercise price no less than the fair market value of the Common Stock of the Company on the date of the grant. Accordingly, the exercise price has been established at $______, such price not being less than the actual fair market value of the stock of the Company as of the date of the grant, December __, 1998.

         The taxation of non-statutory stock options is determined, in part, by reference to Section 83 of the Internal Revenue Code of 1986 as amended (the "Code"). Code Section 83 generally provides that property transferred in connection with services is taxable to the recipient in the first taxable year such property is freely transferable by the recipient or is no longer subject to a substantial risk of forfeiture. Subsection (e)(3) of Code Section 83, however, provides that the general rule of Section 83 shall not apply to the transfer of an option "without a readily ascertainable fair market value." Under applicable Treasury Regulations, the options granted under the Outside Directors Stock Option Plan would be deemed to not have a "readily ascertainable fair market value."

         Applicable Treasury Regulations provide that at the grant of the option, each director will not be deemed to have recognized any taxable income and a taxable event shall not have occurred. Rather, at the time each director elects to EXERCISE an option, the taxation of the exercise will be determined in accordance with the rules of Code Section 83. Since, upon EXERCISE of the options, the stock of the Company received by the director will not be subject to a substantial risk of forfeiture, the exercise of the option can be expected to give rise to income at that time equal to the difference between the option price and the stock's fair market value on that (exercise) date.

         Thus, under present law, you can expect to incur an income tax impact at the time you exercise your options and purchase stock.

         The foregoing description is not intended as a complete description of the tax consequences of the Option Plan.

         Please consult your tax advisor for further information and any questions as to the specific tax issues of the option in your case.

214798.1


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                                                                      EXHIBIT B

Coastal BHC, Inc.
Attn:  Hans C. Mueller, Chief Executive Officer
8700 North Kendall Drive
Miami, Florida 33176

                          NOTICE OF EXERCISE OF OPTION
                                OUTSIDE DIRECTOR

         I hereby elect to purchase ______ shares of Common Stock of COASTAL BHC, INC. (the "Company") at a price of $____________ per share, in accordance with that certain Non-Qualified Outside Director Stock Option Agreement dated December __, 1998, between the Company and myself. For this purpose, I enclosed herewith my check in the amount of $___________ in full payment.

         I understand that the Shares to be issued may not be registered under the Securities Act of 1933 or under Florida law, in which event the Shares will be offered and issued in reliance upon one or more exemptions so afforded, and at such time or times as shall be allowable thereunder.

         I hereby confirm my representations under the aforementioned Non-Qualified Outside Director Stock Option Agreement, including that the shares of Common Stock are being acquired in good faith for investment and not with a view to, or for resale or in connection with, any distribution thereof. I represent that such shares are intended to be held indefinitely and will not be sold, transferred or otherwise disposed of in the absence of an effective registration statement covering such shares unless in the opinion of counsel (which opinion in form and substance and counsel shall be satisfactory to the Company), such registration is not required.

         I hereby acknowledge receipt of (i) the Company's most recent annual financial statements, (ii) the Company's most recent internal financial statements and (iii) a brief description of the Company's capital stock.

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Date

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                                                          Signature